EXHIBIT 99.6

Consent of Deutsche Bank Securities Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated November 30, 2003, to the Board of Directors of Powerwave Technologies, Inc. as Annex A to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement / Prospectus under the captions entitled “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE PROPOSALS AND THE EXCHANGE OFFER—Was there a Fairness Opinion delivered to Powerwave in connection with this transaction?”, “THE EXCHANGE OFFER—Background of the Exchange Offer”, and “THE EXCHANGE OFFER—Opinion of Deutsche Bank Securities Inc., Financial Advisor to Powerwave”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ CARLEIGH JAQUES

Name:	Carleigh Jaques
Title:	Managing Director

January 23, 2004